                                                                    EXHIBIT 11.1


                        STERLING CHEMICALS HOLDINGS, INC.
                             (DEBTOR-IN-POSSESSION)
                         EARNINGS PER SHARE COMPUTATION
                  (Amounts in thousands, except per share data)

                                                        THREE MONTHS ENDED        NINE MONTHS ENDED
                                                             JUNE 30,                 JUNE 30,
                                                      ---------------------    ----------------------
                                                        2002         2001         2002         2001
                                                      ---------   ---------    ---------    ---------
     BASIC EARNINGS PER SHARE

Weighted average number of shares of common
  stock outstanding                                      12,777      12,779       12,777       12,779

Net income (loss)                                     $   6,882   $ (99,828)   $ (23,406)   $(182,985)

Less: preferred dividend requirements and
  accretion                                                  --        (838)          --       (2,460)
                                                      ---------   ---------    ---------    ---------

Net income (loss) used in basic loss per share        $   6,882    (100,666)   $ (23,406)   $(185,445)
                                                      =========   =========    =========    =========

     BASIC INCOME (LOSS) PER SHARE                    $     .54   $   (7.88)   $   (1.83)   $  (14.51)
                                                      =========   =========    =========    =========


     DILUTED EARNINGS PER SHARE


Weighted average number of shares of common
  stock outstanding                                      12,777      12,779       12,777       12,779

Effect of dilutive warrants                                  --          --           --           --
                                                      ---------   ---------    ---------    ---------
Total weighted average number of shares
  outstanding used in diluted income (loss) per
  share computation                                      12,777      12,779       12,777       12,779
                                                      ---------   ---------    ---------    ---------

Net income (loss)                                     $   6,882   $ (99,828)     (23,406)    (182,985)

Less: preferred dividend requirements and
  accretion                                                  --        (838)          --       (2,460)
                                                      ---------   ---------    ---------    ---------

Net income (loss) used in diluted earning per share   $   6,882   $(100,666)   $ (23,406)   $(185,445)
                                                      =========   =========    =========    =========

         DILUTED INCOME (LOSS) PER SHARE              $     .54   $   (7.88)   $   (1.83)   $  (14.51)
                                                      =========   =========    =========    =========